News

The Great Atlantic & Pacific Tea Company, Inc.

2 Paragon Drive

Montvale, NJ  07645

Exhibit 99.1

Investor contact:  William J. Moss

Vice President, Treasurer

(201) 571-4019

Press contact:  Lauren La Bruno

Senior Director, Public Relations

(201) 571-4495

THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC. ANNOUNCES RESULTS FOR ITS SECOND QUARTER ENDED SEPTEMBER 6, 2008

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COMPANY REPORTS 2.8% INCREASE IN COMPARABLE STORE SALES

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PATHMARK INTEGRATION AND SYNERGY REALIZATION ON TRACK

MONTVALE, NJ – October 14, 2008 – The Great Atlantic & Pacific Tea Company, Inc. (A&P, NYSE Symbol: GAP) announced fiscal 2008 second quarter and year to date results for the 12 and 28 weeks ended September 6, 2008.

Eric Claus, President and Chief Executive Officer, stated, “Top line results and retail fundamentals were quite favorable in all formats with adjusted EBITDA ahead of the prior year. However, even though Price Impact Pathmark stores experienced very strong top line performance with strong comp store sales and improved market share, overall earnings were below management expectations driven by a gross margin shortfall in that format. Most of this shortfall relates to Pathmark transition issues for which corrective actions have already been taken, so that they do not occur again.

Notwithstanding the Price Impact margin pressure, there has been progress on many fronts this quarter. Our Fresh format stores continue to show significant overall top and bottom line improvement driven by increased private label penetration, fresh sales mix and pricing strategies. Our Gourmet format continues to grow its top and bottom line with the NYC Food Emporium stores performing above expectations despite being in a market which has been adversely affected by the Wall Street financial crisis. Our Discount business operating under the Food Basics banner is also realizing tremendous growth in both top and bottom line. The concept has been refined and the current economic conditions are helping to drive this format, as it realizes continued year-over-year double digit comp store sales growth.”

Sales for the second quarter were $2.2 billion versus $1.3 billion last year. Comparable store sales increased 2.8%, which excludes sales for Pathmark stores acquired in December 2007.  Comparable store sales for Pathmark, measured during the same period, increased 2.9%.

For the second quarter, excluding non-operating items, adjusted income from operations and adjusted EBITDA were $6.3 million and $67.1 million, respectively, and include $25 million of integration synergies.  This compares to an adjusted loss from operations of $6.4 million and adjusted EBITDA of $27.3 million in last year’s second quarter.  The non-operating items excluded from adjusted income from operations are listed on Schedule 3 of the press release and adjusted EBITDA is reconciled to net cash from operating activities on Schedule 4.

For the second quarter, reported net loss from continuing operations was $3.6 million compared to a loss of $2.9 million in the same period last year.  Prior year's results exclude the results of Pathmark prior to the date of acquisition.

Sales for the 28 weeks year to date were $5.1 billion versus $3.0 billion in 2007.  Comparable store sales increased 3.0% for A&P and 3.0 % for Pathmark, when measured during the same period.

Year to date 2008 adjusted income from operations and adjusted EBITDA, which exclude non-operating items, were $22.5 million and $163.3 million, respectively, and include $47 million of integration synergies.   This compares to an adjusted loss from operations of $14.6 million and adjusted EBITDA of $66.7 million in 2007.  The non-operating items excluded from adjusted income from operations are listed on Schedule 3 of the press release and adjusted EBITDA is reconciled to net cash from operating activities on Schedule 4.

Reported net income from continuing operations for the year to date was $0.2 million compared to income of $58.5 million for 2007, which includes a gain of $78.4 million from the sale of Metro Inc. shares. Prior year’s results exclude the results of Pathmark prior to the date of acquisition.

Christian Haub, Executive Chairman of the Board, said, “During this quarter we experienced some transition challenges with the Pathmark business as we continued to roll out our Price Impact format strategy. We have already made significant progress addressing these issues and should see improved results going forward. While the issues at Pathmark impacted our overall earnings, we maintained very strong top line momentum and our Fresh, Gourmet and Discount formats continued to experience strong growth, in both top and bottom line. Our format strategy continues to succeed in our markets as our second quarter combined market share achieved record levels.

The integration of Pathmark remained on track and we accelerated our synergy achievements from the acquisition and realized approximately $25 million of synergies during the quarter, comprised of reduced administrative costs, reduced merchandise costs as well as reductions in store operating, marketing and advertising costs. At the end of our 2nd quarter, our run rate of synergies was approximately $120 million or about 80% of our original target of $150 million.

While cost inflation continues to advance at the highest level in almost twenty years, the Company is well positioned to react and compete effectively due to our diverse and strategically targeted retail formats. In light of the current market conditions, we have shifted more capital dollars towards the Discount and Price Impact conversions, refreshes and new store initiatives. We have sufficient liquidity for our operating needs, but given the current state of the credit markets, have taken a conservative approach to capital spending for the remainder of Fiscal 2008. The Company is prepared to react quickly and effectively with merchandising, promotional and pricing strategies as the economic and competitive environment dictates.

I remain confident in the longer-term prospects of the new A&P as our strong strategic position in the Northeast and our successful format strategy positions us well to weather the economic storm and to emerge as a much stronger competitor once the economy recovers from its current slump.”

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Founded in 1859, A&P is one of the nation's first supermarket chains. The Company operates 445 stores in 8 states and the District of Columbia under the following trade names: A&P, Waldbaum's, Pathmark, Best Cellars, The Food Emporium, Super Foodmart, Super Fresh and Food Basics.

The Company invites investors and other interested parties to listen to a live audio Webcast to be held at 1:00 PM Eastern Time today, at which members of the Company’s senior management team will discuss the Company’s second quarter financial results. The Webcast may be accessed through a link on the “Investors” page of the Company’s Website, www.aptea.com.  Listeners who cannot participate in the live broadcast will be able to hear a recorded replay of the broadcast beginning this afternoon and available through midnight on Tuesday, November 11, 2008.

Effective March 28, 2003, the Securities and Exchange Commission (“SEC”) adopted new rules related to disclosure of certain financial measures not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”). Such new rules require all public companies to provide certain disclosures in press release and SEC filings related to non-GAAP financial measures. We use the non-GAAP measures “Adjusted income (loss) from operations”, “EBITDA” and “adjusted ongoing operating EBITDA” to evaluate the Company’s liquidity and it is among the primary measures used by management for planning and forecasting of future periods. Adjusted income (loss) from operations is defined as income (loss) from operations adjusted for items the Company considers non-operating in nature that management excludes when evaluating the results of the ongoing business.  EBITDA is defined as earnings before interest expense, interest and dividend income, taxes, depreciation, amortization, non-operating income, equity in earnings of Metro, Inc., discontinued operations, and the (loss) gain on the sale of A&P Canada. Adjusted ongoing, operating EBITDA is defined as EBITDA adjusted for items the Company considers non-operating in nature that management excludes when evaluating the results of the ongoing business.  The Company believes the presentation of these measures is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by the Company’s management and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, these measures are also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the results of the Company to other companies in its industry. Adjusted ongoing, operating EBITDA is reconciled to Net Cash provided by Operating Activities on Schedule 4 of this release.

This release contains forward-looking statements about the future performance of the Company, which are based on Management’s assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in the Company’s principal markets; the Company’s relationships with its employees and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect the Company’s cost of capital and the ability of the Company to access capital; supply or quality control problems with the Company’s vendors; and changes in economic conditions which affect the buying patterns of the Company’s customers; the failure to successfully integrate Pathmark’s business and operations and realize synergies in the expected time frame.

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The Great Atlantic & Pacific Tea Company, Inc.

Schedule 1 - GAAP Earnings for the 12 and 28 weeks ended September 6, 2008 and September 8, 2007

(Unaudited)

(In thousands, except share amounts and store data)

	12 Weeks Ended		28 Weeks Ended
	September 6, 2008	September 8, 2007	September 6, 2008	September 8, 2007

Sales	$2,182,636	$1,274,338	$5,105,301	$2,953,507
Cost of merchandise sold	(1,531,093)	(875,701)	(3,570,172)	(2,031,888)
Gross margin	651,543	398,637	1,535,129	921,619
Store operating, general and administrative expense	(663,066)	(391,247)	(1,544,561)	(920,603)
(Loss) income from operations	(11,523)	7,390	(9,432)	1,016
Loss on sale of Canadian operations	-	(5)	-	(286)
Nonoperating income (1)	42,895	-	91,492	78,388
Interest expense	(33,945)	(14,594)	(79,894)	(34,307)
Interest and dividend income	57	3,655	467	8,321
Equity in earnings of Metro, Inc.	-	-	-	7,869
(Loss) income from continuing operations before income taxes	(2,516)	(3,554)	2,633	61,001
(Provision for) benefit from income taxes	(1,038)	615	(2,422)	(2,534)
(Loss) income from continuing operations	(3,554)	(2,939)	211	58,467
Discontinued operations:
Loss from operations of discontinued businesses,
net of tax	(13,995)	(86,347)	(18,158)	(166,127)
Gain (loss) on disposal of discontinued businesses, net of tax	183	(2,036)	2,822	(48,804)
Loss from discontinued operations	(13,812)	(88,383)	(15,336)	(214,931)
Net loss	$(17,366)	$(91,322)	$(15,125)	$(156,464)

Net (loss) income per share - basic:
Continuing operations	$(0.07)	$(0.07)	$0.00	$1.39
Discontinued operations	(0.28)	(2.11)	(0.31)	(5.13)
Net loss per share - basic	$(0.35)	$(2.18)	$(0.31)	$(3.74)

Net (loss) income per share - diluted:
Continuing operations	$(1.50)	$(0.07)	$(1.96)	$1.38
Discontinued operations	(0.25)	(2.11)	(0.26)	(5.08)
Net loss per share - diluted	$(1.75)	$(2.18)	$(2.22)	$(3.70)

Weighted average common shares outstanding - basic	49,520,525	41,933,470	49,493,271	41,857,990
Weighted average common shares outstanding - diluted	55,823,900	42,358,715	58,358,809	42,284,488

Gross margin rate	29.85%	31.28%	30.07%	31.20%
Store operating, general and administrative expense rate	30.38%	30.70%	30.25%	31.17%

A&P depreciation and amortization	$60,797	$33,611	$140,824	$89,960

Number of stores operated at end of quarter	445	337	445	337

(1)     Non operating income reflects the fair value adjustments related to the conversion features, financing warrants, and Series A and
Series B warrants.

The Great Atlantic & Pacific Tea Company, Inc.

Schedule 2 - Condensed Balance Sheet Data

(Unaudited)

(In millions, except per share and store data)

	September 6, 2008	February 23, 2008

Cash and short-term investments	$131	$101
Other current assets	811	783
Total current assets	942	884

Property-net	1,824	1,901
Other assets	935	863
Total assets	$3,701	$3,648

Total current liabilities	$788	$767
Total non-current liabilities	2,444	2,463
Stockholders' equity	469	418
Total liabilities and stockholders' equity	$3,701	$3,648

Other Statistical Data

Total Debt and Capital Leases	$1,058	$940
Total Long Term Real Estate Liabilities	346	346
Temporary Investments and Marketable Securities	(17)	(25)
Net Debt	$1,387	$1,261

Total Retail Square Footage (in thousands)	18,714	18,813

Book Value Per Share	$8.13	$7.32

	For the 28 weeks ended September 6, 2008	For the 28 weeks ended September 8, 2007

Capital Expenditures	$59	$80

The Great Atlantic & Pacific Tea Company, Inc.

Schedule 3 - Reconciliation of GAAP (Loss) Income from Operations to Adjusted (Loss) Income from Operations for the 12 and 28 weeks ended September 6, 2008 and September 8, 2007

(Unaudited)

(In thousands, except share amounts and store data)

	12 Weeks Ended		28 Weeks Ended
	September 6, 2008	September 8, 2007	September 6, 2008	September 8, 2007

As reported (loss) income from operations	$(11,523)	$7,390	$(9,432)	$1,016
Adjustments:
Net restructuring costs	440	2,715	440	4,252
Pathmark Acquisition	10,200	1,942	22,130	2,369
Real estate related activity	5,610	(17,382)	6,360	(16,486)
LIFO provision	1,546	-	2,962	-
IT services agreement with Metro, Inc.	-	(1,021)	-	(5,776)
Total adjustments	17,796	(13,746)	31,892	(15,641)
Adjusted income (loss) from operations	$6,273	$(6,356)	$22,460	$(14,625)

As reported depreciation and amortization	$60,797	$33,611	$140,824	$81,323
Discontinued operations depreciation and amortization	-	-	-	8,637
Total A&P depreciation and amortization	$60,797	$33,611	$140,824	$89,960

The Great Atlantic & Pacific Tea Company, Inc.

Schedule 4 - Reconciliation of GAAP Net Cash (Used In) Provided By Operating Activities to Adjusted EBITDA

for the 12 and 28 weeks ended September 6, 2008 and September 8, 2007

(Unaudited)

(In thousands, except share amounts and store data)

	12 Weeks Ended		28 Weeks Ended
	September 6, 2008	September 8, 2007	September 6, 2008	September 8, 2007

Net cash (used in) provided by operating activities	$(25,409)	$(25,632)	$(30,824)	$1,999
Adjustments to calculate EBITDA:
Loss from operations of discontinued businesses	13,995	86,347	18,158	166,127
Depreciation and amortization on discontinued operations	-	-	-	(8,637)
Net interest expense	33,888	10,939	79,427	25,986
Asset disposition initiatives	(6,703)	21,137	(4,918)	20,985
Long lived asset impairment charges	(1,004)	(663)	(1,785)	(1,114)
(Gain) loss on disposal of owned property	(91)	(60)	441	(1,221)
Provision for (benefit from) income taxes	1,038	(615)	2,422	2,534
Other share based awards	(2,159)	(2,483)	(7,005)	(5,304)
Working capital changes
Accounts receivable	12,341	(5,124)	15,587	(33,004)
Inventories	4,093	(42,551)	20,624	(71,560)
Prepaid expenses and other current assets	4,344	3,551	18,998	10,795
Accounts payable	(3,475)	17,656	(50,468)	29,589
Accrued salaries, wages, benefits and taxes	(3,937)	23,413	23,658	16,151
Other accruals	5,482	(15,804)	(8,130)	(8,962)
Other assets	2,596	609	9,019	9,024
Other non-current liabilities	15,531	(29,275)	51,456	(70,009)
Other, net	(1,256)	(444)	(5,268)	(1,040)
Total A&P EBITDA	49,274	41,001	131,392	82,339
Adjustments:
Net restructuring costs	440	2,715	440	4,252
Pathmark Acquisition	10,200	1,942	22,130	2,369
Real estate related activity	5,610	(17,382)	6,360	(16,486)
LIFO provision	1,546	-	2,962	-
IT services agreement with Metro, Inc.	-	(1,021)	-	(5,776)
Total adjustments	17,796	(13,746)	31,892	(15,641)
Adjusted A&P ongoing operating EBITDA	$67,070	$27,255	$163,284	$66,698